EXHIBIT 23

                        Consent of Independent Auditors

The Board of Directors
Webster Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-13244 and 33-38286) on Forms S-8, (Nos. 333-58965) and 333-71707) on
Forms S-3 and (Nos. 333-46073,  333-71141 and 333-71983) on Forms S-4 of Webster
Financial Corporation of our report dated January 21, 1999, relating to the consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Webster Financial Corporation.


                                                       /s/ KPMG LLP




Hartford, Connecticut
March 31, 1999